Exhibit 8.1
List of Subsidiaries
of
VanceInfo Technologies Inc. (the “Registrant”)

	Name of Company	Jurisdiction of	Percentage of
		Incorporation	Attributable
			Equity Interests
Subsidiaries
1.	VanceInfo Japan Inc.	a Japan company	99.99%
2.	VanceInfo Creative Software Technology Ltd.	a PRC company	100%
3.	VanceInfo Technologies Inc.	a Delaware, USA company	100%
4.	VanceInfo Creative Software Technology Ltd.	a British Virgin Islands Company	100%
5.	Nanjing VanceInfo Creative Software Technology Limited	a PRC company	100%
6.	Shanghai VanceInfo Creative Software Technology Limited	a PRC company	100%
7.	Beijing Chosen Technology Co., Ltd.	a PRC company	100%
8.	Shanghai VanceInfo Technologies Limited	a PRC company	100%
9.	Wireless Info Tech, Ltd.	a California, USA company	100%
10.	VanceInfo Malaysia Inc. Sdn. Bhd.	a Malaysia company	100%
11.	VanceInfo Technologies Limited	a Hong Kong company	100%
12.	VanceInfo Technologies Limited	a PRC company	100%
13.	Shenzhen VanceInfo Creative Software Technology Limited	a PRC company	100%